Exhibit 99.3

[FORM OF LETTER TO BROKERS AND OTHER NOMINEES]

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE CHILDREN’S PLACE INC.’S PROSPECTUS DATED [●], 2024 (“PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS AND OTHER RELEVANT DOCUMENTS ARE AVAILABLE ON REQUEST FROM D.F. KING & Co., Inc. BY CALLING TOLL-FREE AT (888) 567-1626.

Non-Transferable Subscription Rights to Purchase Up to $90,000,000 in Shares of Common Stock, representing 9,230,769 Shares of Common Stock in the Aggregate

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 p.m., New York City time, on January 31, 2025, SUBJECT TO EXTENSION BY THE COMPANY

[●], 2024

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed by The Children’s Place, Inc. (the “Company”) to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution to all holders of record (the “Record Holders”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”) as of the close of business on December 13, 2024 (the “Record Date”), pursuant to the rights offering (the “Rights Offering”) described in the registration statement on Form S-1 initially filed by the Company with the United States Securities and Exchange Commission on October 15, 2024, as amended (Registration No. 333-282664) and the Prospectus of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock, on the terms and subject to the conditions described in the Prospectus.

As described in the Prospectus, each Rights holder is entitled to one Right for each full share of Common Stock owned by that Rights holder as of the close of business on the Record Date.

In the Rights Offering, up to an aggregate of 9,230,769 shares of Common Stock are being offered pursuant to the Prospectus. The Rights may be exercised at any time during the Rights Offering subscription period, which will commence on December 31, 2024, and will expire at 5:00 p.m., New York City time, on January 31, 2025 (the “Expiration Date and Time”), subject to extension by the Company in its sole discretion in accordance with the Prospectus. Rights that are not validly exercised by the Expiration Date and Time will expire, cease to be exercisable and have no value.

Each Right allows the holder thereof to subscribe for 0.7220 shares of Common Stock (the “Basic Subscription Right”) at the price of $9.75 per whole share of Common Stock (the “Subscription Price”). As an example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 1,000 subscription rights pursuant to your Basic Subscription Right that would entitle you to purchase up to 722 shares of Common Stock at a subscription price of $9.75 per whole share.

Additionally, Rights holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares of Common Stock that remain unsubscribed (such shares, the “Unsubscribed Shares”) as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Privilege”). The Over-Subscription Privilege allows a Rights holder to subscribe for additional shares of Common Stock at the Subscription Price, subject to proration. If there are an insufficient number of Unsubscribed Shares available to fully satisfy the over-subscription requests of Rights holders, those Rights holders who exercised their Over-Subscription Privilege will receive the available shares of Common Stock pro rata based on the number of shares of Common Stock each Rights holder subscribed for under the Basic Subscription Right. “Pro rata” means in proportion to the number of shares of Common Stock that the Rights holder and the other Rights holders have purchased by fully exercising Basic Subscription Rights on the Common Stock holdings.

Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Date and Time, if a Rights holder wishes to maximize the number of shares he, she or it may purchase pursuant to such holder’s Over-Subscription Privilege, such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum investment amount that the Rights holder wishes to invest, assuming that no holders other than such Rights holder purchase any shares pursuant to their Basic Subscription Rights and Over-Subscription Privilege.

No minimum subscription is required for consummation of the Rights Offering. No fractional shares of Common Stock will be issued upon the exercise of Rights in the Rights Offering. Any fractional shares of Common Stock created by the exercise of Rights will be rounded down to the nearest whole share.

The Rights Offering provides that payments of the Subscription Price may be made either in cash or (in the event that a Rights holder is a creditor of the Company and desires to do so) by delivery of indebtedness for borrowed money owed to such Rights holder by the Company in accordance with the procedures described in the Prospectus. If a Rights holder desires to exercise its Rights and pay some or all of the Subscription Price by delivery of indebtedness for borrowed money owed to such Rights holder by the Company, that Rights holder will need to contact the Company directly prior to making any such election (including so that the Company can in its sole and absolute discretion confirm the validity and eligibility of such indebtedness as payment for some or all of the Subscription Price and confirm any additional documentation that the Rights holder is required to deliver in order to properly make payment by delivering such indebtedness for borrowed money as payment for the Subscription Price) and deliver such payment directly to the Equiniti Trust Company, LLC (the “Subscription Agent”) and more generally follow the procedures in respect thereof that are outlined in the Prospectus. As it may take some time for the Company to evaluate and respond to requests to deliver indebtedness for borrowed money in full or partial payment of the Subscription Price and for you and the Rights holder, thereafter, to complete and provide the necessary documentation to the Subscription Agent (including, with respect to each Rights holder paying some or all of the Subscription Price by delivery of indebtedness for borrowed money owed to such Rights holder by the Company, your submission to the Subscription Agent of the VOI number that you will obtain with respect to such Rights holder from DTC), the Company strongly recommends that Rights holders start this process as soon as possible and not wait until the final days of the subscription period. A Rights holder’s delay in commencing this process may result in such Rights holder being unable to timely deliver such indebtedness for borrowed money as full or partial payment of the Subscription Price, which in turn would result in such Rights holder’s purported exercise of Rights to be paid for with such indebtedness for borrowed money being rejected. Payment in full of the Subscription Price, regardless of whether it is made in cash or by delivering indebtedness for borrowed money owed to a Rights holder by the Company, must be actually received prior to the Expiration Date and Time.

Any excess subscription payments received by the Subscription Agent will be returned in the manner and form in which such payments were made, without interest or penalty, as soon as practicable following the Expiration Date and Time and after all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

The Rights are evidenced by non-transferable subscription rights certificates issued in the names of the holders of record thereof. Rights held beneficially through the Depository Trust Company (“DTC”) system will be evidenced electronically by DTC in the name of the beneficial holder (or as applicable, in the name of the beneficial holder’s nominee). The Rights are non-transferable, except that the Rights will be transferable by operation of law. The Rights will not be listed for trading on any securities exchange or trading system.

The Company is asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, custodian bank, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

The Company is not charging any fee or sales commission to issue the Rights or shares of Common Stock upon the exercise of the Rights. The Rights holders will be responsible for paying any commissions, fees, taxes or other expenses the Record Holders may charge. The Company will pay all fees and expenses of the Subscription Agent and D.F. King & Co., Inc., the information agent for the Rights Offering, related to the Rights Offering.

Enclosed are copies of the following documentation:

1.	the Prospectus;

2.	the Form of Letter to Clients of Brokers and other Nominees; and

3.	the Beneficial Owner Election Form.

Your prompt action is requested. To exercise the Rights, you should follow the procedures to submit any subscriptions through the facilities of DTC, as described in “The Rights Offering – Procedures for DTC Participants” in the Prospectus. Please be aware that separate procedures apply to subscriptions to be paid for with cash and subscriptions to be paid for by delivery of indebtedness for borrowed money owed to a Rights holder by the Company.

Once a Rights holder has exercised his, her or its Rights, such Rights holder may not revoke or change such exercise or request a return of the Subscription Price payment. Rights not exercised prior to the Expiration Date and Time will expire and will have no value.

All questions regarding the Rights Offering, and all requests for additional copies of the Prospectus or other relevant documents, should be directed to D.F. King & Co., Inc., the information agent, by calling it toll-free at (888) 567-1626.

Very truly yours,

The Children’s Place, Inc.